99 Wood Avenue South, Suite 311

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Corporation Reports 2005 Fourth Quarter and Year-end Results

Iselin, NJ, March 15, 2006 - Pharmos Corporation (Nasdaq: PARS) today reported financial results for the fourth quarter and twelve month period ended December 31, 2005.

For the fourth quarter ended December 31, 2005, Pharmos reported a net loss of $3.0 million, or $0.16 per share compared to a net loss of $4.8 million, or $0.25 per share for the same period in 2004. Total operating expenses decreased $1.5 million to $3.9 million in the 2005 fourth quarter from $5.4 million in the 2004 fourth quarter. Net research and development expenses were $2.0 million in the 2005 fourth quarter, a reduction of $1.4 million compared to the same period in 2004. General and administrative expenses were $1.9 million in the 2005 fourth quarter, relatively unchanged from the 2004 fourth quarter. Other income (expense), net, was favorable by $0.3 million in the 2005 fourth quarter compared to the same period in 2004 due to decreased interest expenses in connection with the September 2003 convertible debt and increased interest income. Interest income improved and interest expense declined compared to the same period in 2004 as a result of the convertible debt maturity in the 2005 first quarter. The market to market valuation of warrants decreased $0.4 million in the 2005 fourth quarter as a result of the significant price drop of Pharmos common stock in the 2004 fourth quarter compared to the 2005 fourth quarter.

The net loss for the year was $2.9 million, or $0.15 per share in 2005 compared to a net loss of $22.0 million, or $1.22 per share in 2004. The substantial decrease in net loss is primarily attributable to the receipt by Pharmos of a $10.7 million net milestone payment from a former marketing partner in the 2005 first quarter, which resulted in positive income for the Company for the first nine months of 2005. The 2005 net loss was also favorably impacted by a 21% decrease in operating expenses to $15.7 million from $19.9 million in 2004, driven by lower clinical trial-related costs. Cash and short term investments totaled $46.0 million at December 31, 2005.

Net research and development expenses decreased 37% to $8.2 million, a reduction of $4.7 million compared to 2004. The primary research and development expenditures in 2005 were related to development of the Company’s CB2-selective platform, including initiation of Phase I clinical testing of cannabinor, Pharmos’ lead product candidate for the treatment of pain indications. Research and development expenses were lower in 2005 compared to 2004 primarily due to a reduction in clinical trial expenses associated with a large-scale Phase III trial and an exploratory Phase IIa trial, both of which were completed in the 2004 fourth quarter. Pharmos recorded research and development grants from the Office of the Chief Scientist of Israel’s Ministry of Industry and Trade of $1,406,508 during 2005, which reduced gross research and development expenses.

General and administrative expenses for 2005 were $7.2 million compared to $6.4 million in 2004. The year over year increase was due primarily to higher compensation, insurance and professional fees by $0.9 million, $0.4 million and $0.2 million, respectively, in 2005 compared to 2004. The increase was partially offset by a reduction in consultant expenses of $0.7 million. The compensation increase is attributed to the amortization of deferred compensation from Retention Award Agreements issued in September 2004. The increase in insurance is attributable to higher insurance rates. Higher professional fees are attributed to legal fees related to class action lawsuit defense, which were partially offset by lower accounting fees. Decreased consulting expenses reflected the absence in 2005 of non-cash charges incurred in 2004 for stock options and to reduced pre-marketing consulting fees in 2005.

Other income (expense), net, increased by $14.8 million in 2005 to income of $12.3 million from an expense of $2.5 million in 2004. Income of $10.7 million, net, was recognized in connection with a non-recurring milestone payment received from Bausch & Lomb, a former marketing partner, in the 2005 first quarter. Interest expense decreased by $3.5 million to $0.2 million in 2005 compared to $3.7 million in 2004 primarily due to the substantially reduced average outstanding balance and maturity at March 31, 2005 of convertible debt issued in September 2003. Interest income increased by $0.8 million to $1.5 million in 2005 from $0.7 million in 2004 as a result of higher average cash balances and interest rates.

Pharmos discovers and develops novel therapeutics to treat a range of indications including neurological and inflammatory disorders. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is scheduled for Phase II testing in pain indications during 2006. Other compounds from Pharmos’ proprietary synthetic cannabinoid library are in pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Statements made in this press release related to the business outlook and future financial performance of the Company, to the prospective market penetration of its drug products, to the development and commercialization of the Company’s pipeline products and to the Company’s expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos’ filings with the Securities and Exchange Commission could affect such results.

(Tables attached)

PHARMOS CORPORATION

Consolidated Statements of Operations

PHARMOS CORPORATION Consolidated Statements of Operations

	For the three months ended		For the year ended
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004
Expenses
Research & development, gross	$2,342,920	$4,018,504	$9,568,293	$16,335,334
Grants	(390,868)	(706,719)	(1,406,508)	(3,446,677)

Research & development, net
of grants	1,952,052	3,311,785	8,161,785	12,888,657

General & administrative	1,900,052	1,923,779	7,165,291	6,413,803

Depreciation and amortization	80,294	134,321	381,812	577,691

Total operating expenses	3,932,398	5,369,885	15,708,888	19,880,151

Loss from operations	(3,932,398)	(5,369,885)	(15,708,888)	(19,880,151)

Other income (expense)
Bausch & Lomb payment, net	—	—	10,725,688	—
Interest income	471,595	207,867	1,514,878	658,010
Interest expense	(731)	(461,156)	(166,322)	(3,705,535)
Change in value of warrants	4,829	381,497	259,075	525,074
Other (expense) income	10,214	(1,853)	(44,937)	(9,939)

Other income (expense), net	465,479	126,355	12,288,382	(2,532,390)

Loss before income taxes	(3,466,919)	(5,243,530)	(3,420,506)	(22,412,541)
Income tax benefit	(490,634)	(444,774)	(490,634)	(444,774)

Net loss	($ 2,976,285)	($ 4,798,756)	($ 2,929,872)	($21,967,767)

Net loss per share
- basic and diluted	($ 0.16)	($ 0.25)	($ 0.15)	($ 1.22)

Weighted average shares outstanding
- basic and diluted	18,974,338	18,863,990	18,974,175	18,033,358

PHARMOS CORPORATION
Consolidated Balance Sheets

	December 31,
	2005	2004
Assets
Current Assets
Cash and cash equivalents	$10,289,127	$49,014,530
Short-term investments	35,748,343	—
Restricted cash	79,527	4,846,155
Research and development grants receivable	734,237	1,537,782
Prepaid expenses and other current assets	543,109	262,810
Debt issuance costs	—	45,648

Total current assets	47,394,343	55,706,925

Fixed assets, net	742,860	987,451
Restricted cash	62,874	139,594
Severance pay funded	772,199	811,926
Other assets	18,496	18,946

Total assets	$48,990,772	$57,664,842

Liabilities and Shareholder’s Equity
Current liabilities
Accounts payable	$519,404	$2,462,162
Accrued expenses	575,222	1,155,413
Warrant liability	38,880	297,955
Accrued wages and other compensation	1,497,781	756,488
Convertible debentures, net	—	4,765,540

Total current liabilities	2,631,287	9,437,558

Other liability	110,904	39,412
Severance pay	1,014,647	1,197,039

Total liabilities	3,756,838	10,674,009

Commitments and contingencies

Shareholder’s Equity
Preferred stock, $.03 par value, 1,250,000 shares
authorized, none issued and outstanding	—	—
Common stock, $.03 par value; 60,000,000 shares
authorized, 19,065,784 and 19,027,809 issued in
2005 and 2004, respectively	571,973	2,854,112
Deferred compensation	(529,393)	(1,701,122)
Paid-in capital in excess of par	191,093,338	188,809,955
Accumulated deficit	(145,901,558)	(142,971,686)
Treasury stock, at cost, 2,838 shares	(426)	(426)

Total shareholders’ equity	45,233,934	46,990,833

Total liabilities and shareholders’ equity	$48,990,772	$57,664,842